                          $380,000,000 (APPROXIMATE)
          GREEN TREE RECREATIONAL, EQUIPMENT & CONSUMER TRUST 1996-D

              SUPPLEMENT TO PROSPECTUS SUPPLEMENT AND PROSPECTUS
                            DATED DECEMBER 18, 1996

    1. The second sentence of the section entitled "D. Principal" on pages S-13 and S-14 should read as follows:

    On each Distribution Date commencing on the Distribution Date on which the Notes are paid in full, principal on the Certificates will be payable in an amount equal to the Certificate Percentage of the Class A-1/HE Formula Principal Distribution Amount for such Distribution Date (less, on the Distribution Date on which the Notes are paid in full, the portion thereof payable on the Notes), plus the Unpaid Certificate Principal Shortfall, if any, from prior Distribution Dates.

    2. The second sentence of the section entitled "E. Limited Guaranty" on page S-14 should read as follows:

    The "Guaranty Payment" for any Distribution Date will equal the difference, if any, between the Certificate Formula Distribution Amount (equal to accrued and unpaid interest on the Certificates, plus the Certificate Percentage of the Class A-1/HE Formula Principal Distribution Amount, plus any Unpaid Certificate Principal Shortfall for such Distribution Date, and plus any Certificate Principal Liquidation Loss not previously paid (as described under "Description of the Certificates-- Losses on Liquidated Contracts" herein)) and the remaining funds available in the Collection Account after payment of all interest and principal on the Notes and any amounts previously withdrawn from any sub-account of the Spread Account or the Reserve Account and not previously replenished.

    3. The second sentence of the first paragraph of the section entitled "Principal" on page S-36 should read as follows:

    On each Distribution Date commencing on the Distribution Date on which the Notes are paid in full, principal on the Certificates will be payable in an amount equal to the Certificate Percentage of the Class A-1/HE Formula Principal Distribution Amount for such Distribution Date plus any Unpaid Certificate Principal Shortfall (as defined below) for such Distribution Date.

    4. The second sentence of the first paragraph of the section entitled "Limited Guaranty" on page S-36 should read as follows:

    The Guaranty Payment for any Distribution Date will equal the difference, if any, between the Certificate Formula Distribution Amount (equal to accrued and unpaid interest on the Certificates, plus the Certificate Percentage of the Class A-1/HE Formula Principal Distribution Amount for such Distribution Date, plus any Unpaid Certificate Principal Shortfall, plus any Certificate Principal Liquidation Loss) and the remaining funds available in the Collection Account after payment of all interest and principal on the Notes and any amounts previously withdrawn from any sub-account of the Spread Account or the Reserve Account and not previously replenished.

    5. The first sentence of the first paragraph of the section entitled "Losses on Liquidated Contracts" on page S-37 should read as follows:

    As described above, the distribution of principal to the Certificates is intended to equal the Certificate Percentage of the Class A-1/HE Formula Principal Distribution Amount.

    6. The definition of "Certificateholders' Monthly Principal
  Distributable Amount" on page S-42 should read as follows:

    "Certificateholders' Monthly Principal Distributable Amount" means, with respect to any Distribution Date prior to the Distribution Date on which the Notes are paid in full, zero; and with respect to any Distribution Date commencing on the Distribution Date on which the Notes are paid in full, the Certificate Percentage of the Class A-1/HE Formula Principal Distribution Amount plus the Certificate Principal Liquidation Loss (less, on the Distribution Date on which the Notes are paid in full, the portion thereof payable on the Notes).

               The date of this Supplement is December 23, 1996.